AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 29, 2002
                                              REGISTRATION NO. 333-76784


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                              ____________________

                         POST EFFECTIVE AMENDMENT NO. 1

                                      TO

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                              ____________________

                         GO ONLINE NETWORKS CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)



        DELAWARE                                                 33-0873993
(State or Other Jurisdiction of                              (I.R.S. Employer
 Incorporation or Organization)                            Identification No.)



                         5681 Beach Blvd., Suite 100/101
                          Buena Park, California 90621
          (Address of Principal Executive Offices, Including Zip Code)

                             Legal Services Agreement
                 Financial Consulting and Accounting Service Agreement
                            Salary Reimbursement Plan
                            (Full Title of the Plan)
                              ____________________

                               Joseph M. Naughton
                         5681 Beach Blvd., Suite 100/101
                          Buena Park, California 90621
                                 (714) 736-9888
           (Name, Address, and Telephone Number of Agent for Service)

                                   COPIES TO:
                             M. Richard Cutler, Esq.
                                Cutler Law Group
                       610 Newport Center Drive, Suite 800
                         Newport Beach, California 92660
                                 (949) 719-1977

                         CALCULATION OF REGISTRATION FEE

Title of    Amount to be   Proposed Maximum    Proposed Maximum      Amount of
Securities   Registered    Offering Price      Aggregate Offering   Registration
to be                         per Share                Price            Fee
Registered

Common
Stock,
par value
$0.001       3,420,476         $0.04 (1)             $136,819          $ 34.20
           ----------------    ---------             ---------         --------
Total                                                                  $ 34.20

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) based on the closing market price on January 8, 2002.

EXPLANATORY  NOTE

Go Online Networks Corporation ("GONT") has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "1933 Act"), to register certain shares of common stock, $.001 par value per share, to be issued to certain selling shareholders.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

GONT  will  send  or  give the documents containing the information specified in
Part 1 of Form S-8 to employees or consultants as specified by Securities and Exchange Commission Rule 428 (b) (1) under the Securities Act of 1933, as amended (the "1933 Act"). GONT does not need to file these documents with the commission either as part of this Registration Statement or as prospectuses or prospectus supplements under Rule 424 of the 1933 Act.

                                REOFFER  PROSPECTUS

                         GO  ONLINE  NETWORKS  CORPORATION
                      5681  BEACH  BOULEVARD,  SUITE  101/100
                           BUENA  PARK,  CALIFORNIA  90621
                                    (714)  736-9888

                         3,420,476  SHARES  OF  COMMON  STOCK


The shares of common stock, $0.001 par value per share, of Go Online Networks Corporation ("Go Online"or the "Company") offered hereby (the "Shares") will be sold from time to time by the individuals listed under the Selling Shareholders section of this document (the "Selling Shareholders"). The Selling Shareholders acquired the Shares (i) pursuant to a Legal Services Agreement for legal services, (ii) pursuant to an agreement with the Company to provide financial consulting and accounting services to the Company; (iii) for consulting services provided to the Company and (iv) for salary.

The sales may occur in transactions on the NASDAQ over-the-counter market at prevailing market prices or in negotiated transactions. Go Online will not receive proceeds from any of the sale the Shares. Go Online is paying for the expenses incurred in registering the Shares.

The Shares are "restricted securities" under the Securities Act of 1933 (the "1933 Act") before their sale under the Reoffer Prospectus. The Reoffer Prospectus has been prepared for the purpose of registering the Shares under the 1933 Act to allow for future sales by the Selling Shareholders to the public without restriction. To the knowledge of the Company, the Selling Shareholders have no arrangement with any brokerage firm for the sale of the Shares. The Selling Shareholders may be deemed to be an "underwriter" within the meaning of the 1933 Act. Any commissions received by a broker or dealer in connection with resales of the Shares may be deemed to be underwriting commissions or discounts under the 1933 Act.

Go Online's common stock is currently traded on the NASDAQ Over-the-Counter Bulletin Board under the symbol "GONT."

                              ________________________

This investment involves a high degree of risk. Please see "Risk Factors" beginning on page 16.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS REOFFER PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              ________________________

                                  January 21, 2002

                                           TABLE OF CONTENTS


Where  You  Can  Find  More  Information  . . . . . . . . . . . .   2
Incorporated  Documents . . . . . . . . . . . . . . . . . . . . .   2
The  Company    . . . . . . . . . . . . . . . . . . . . . . . . .   4
Risk  Factors . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Use  of  Proceeds . . . . . . . . . . . . . . . . . . . . . . . .  12
Selling  Shareholders . . . . . . . . . . . . . . . . . . . . . .  13
Plan  of  Distribution  . . . . . . . . . . . . . . . . . . . . .  14
Legal  Matters  . . . . . . . . . . . . . . . . . . . . . . . . .  15
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

                               ________________________

You should only rely on the information incorporated by reference or provided in this Reoffer Prospectus or any supplement. We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this Reoffer Prospectus or any supplement is accurate as of any date other than the date on the front of this Reoffer Prospectus.

WHERE  YOU  CAN  FIND  MORE  INFORMATION

Go Online is required to file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC") as required by the Securities Exchange Act of 1934, as amended (the "1934 Act"). You may read and copy any reports, statements or other information we file at the SEC's Public Reference Rooms at 450 Fifth Street, N.W., Washington, D.C. 20549;

Please  call  the  SEC  at  1-800-SEC-0330 for further information on the Public
Reference Rooms. Our filings are also available to the public from commercial document retrieval services and the SEC website (http://www.sec.gov).

                             INCORPORATED DOCUMENTS

The SEC allows Go Online to "incorporate by reference" information into this Reoffer Prospectus, which means that the Company can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Reoffer Prospectus, except for any information superseded by information in this Reoffer Prospectus.

Go Online's Reports on Form 8-K, dated January 10, 2000, March 27, 2000, May 25, 2000, September 20, 2000, November 6, 2000 and August 17, 2001 are incorporated herein by reference. Go Online's Form 10-KSB filed on April 2, 2001, as amended on July 13, 2001, Go Online's Form 10-QSB filed on May 15, 2001 and Go Online's Form 10-QSB filed on November 13, 2001 are incorporated herein by reference. In addition, all documents filed or subsequently filed by the Company under Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, before the termination of this offering, are incorporated by reference.

The Company will provide without charge to each person to whom a copy of this Reoffer Prospectus is delivered, upon oral or written request, a copy of any or all documents incorporated by reference into this Reoffer Prospectus (excluding exhibits unless the exhibits are specifically incorporated by reference into the information the Reoffer Prospectus incorporates). Requests should be directed to the Chief Financial Officer at Go Online's executive offices, located at 5681 Beach Blvd., Suite 100/101, Buena Park, California 90621. Go Online's telephone number is (714) 736-9888. The Company's corporate Web site address is http://www.jnne.com.

                                  THE COMPANY

     Nature  of  Business

     Through our wholly-owned subsidiary Digital West Marketing, Inc., we are a provider of repair and logistic services to the personal computer hardware industry. Logistic services include sourcing and distributing spare parts, inventory management, warranty claimsprocessing, parts repair and related functions, including notebook repair. The foundation of Digital West's logistic services is its ability to provide accurate, efficient and rapid delivery of repair parts and repaired units to its customers. Service providers purchase replacement parts for the service and repair of PCs and peripherals.
These parts may be purchased directly from the original equipment manufacturer or from any of the hundreds of independent distributors, including Digital West. Digital West's inventory of parts include logic boards, controllers, disk drives, monitors, memory boards, cables and related hardware. Digital West has established vendor relationships for repair parts with leading OEMs, including Compaq, Dell, NEC/Packard Bell, Hewlett Packard and Sony Electronics. To complement its distribution operations, Digital West seeks to supply additional value-added services to OEMs and service providers to allow OEMs and service providers to outsource a substantial portion of their logistic services.

     Digital West's business has primarily been focused on the repair and sales of purchased product, with 113,820 items repaired and $5,969,362 in revenues from those repairs during the fiscal year ended December 31, 1999 and 27,049 items repaired and $2,755,216 in revenues from those repairs during the fiscal year ended December 31, 2000. Repair of customer parts and products in fiscal 1999 was 5373 units with $200,844 in revenues and in fiscal 2000 was 3,251 units with $125,481 in revenues. Finally, Digital West's warrant services resulted in 1,625 sales in fiscal 1999 with $23,491 in sales and 511 sales in fiscal 2000 with $1,074 in revenues. This disparity in income resulted in Digital West's substantial focus on the repair and refurbishment of equipment and parts from major OEM vendors.

     Digital West believes an important factor in an OEM's decision to outsource logistic services functions is the extent to which such an arrangement relieves the OEM of functions outside of the OEM's core competencies. These service and warranty logistics areas often include repair activities. To support this function and encourage OEMs to consider outsourcing functions to Digital West, Digital West maintains its own repair operations. The principal business objectives of repair services are to provide centralized rapid turnaround of computer repair and subsystem repair capabilities to OEMs. Digital West believes its repair capabilities are an important aspect of the full range of value-added services it offers.

     Digital West's principal offices and mailing address are 9320 Mason Avenue, Chatsworth, CA 91311, and its telephone number is (818) 718-7500. Digital West was incorporated in California in January, 1996.

     Operations

     Digital West conducts its repair services and parts distribution and processing business principally from its 24,000 square foot distribution center at its facility located in Chatsworth, CA. Recognizing the immediate demands of its service customers, Digital West established an automated and integrated order processing and distribution system which allows Digital West to provide efficient and accurate delivery of products on a next day basis. Digital West has also established a system for receiving, recording and warehousing daily supply shipments. All parts maintained in Digital West's inventory are bar coded and tracked throughout the facility through Digital West's computer network. Parts are received daily from OEMs and other suppliers, bar coded and shelved in Digital West's warehouse for quick access based on real-time daily demand.

     In addition, many PC and peripheral replacement parts are remanufactured from returned goods in need of repair. For example, a part may no longer work because one of its many components is defective. When a service provider purchases a replacement for a defective part, the defective part or "core" may be returned for credit. The core may then be repaired and resold as a remanufactured part. Service providers often prefer remanufactured parts because they have performance specifications equivalent to newly manufactured parts at a lower cost. This aspect of the PC parts business requires that Digital West distribute new or remanufactured parts to its customers, collect defective but repairable parts and remanufacture those parts which are then offered for resale. Therefore, unlike many distribution businesses, products flow to and from Digital West and its customers, and to and from its suppliers. In addition to new parts being received and shelved daily, cores are also received daily from customers, sorted and distributed to repair services. Following the remanufacturing of a core, it is bar coded and replaced in inventory.

     Because many of Digital West's customers are familiar with and have ready access to the Internet, Digital West has expanded its Internet customer service functions.

     Services

     Digital West offers a wide range of value-added logistic services to service providers and OEMs. These services capabilities, in combination with Digital West's core distribution expertise, effectively allow Digital West to handle many of the hardware related post-sales support functions for its customers.

     Digital West has entered into service provider alliances with several of its customers. Generally, these types of arrangements may be terminated by either party at any time, but Digital West enters into service provider alliances with the expectation that these arrangements will lead to long-term relationships or contracts with those parties.

     Digital West seeks arrangements with OEMs of PCs and peripherals to handle a defined portion of the related parts distribution and warranty processing functions. Under the terms of such an OEM outsourcing arrangement, the OEM directs some or all of its customers and dealers to Digital West for some or all of the OEM's warranty and non-warranty parts business. Digital West believes these arrangements benefit OEMs by reducing infrastructure needs, reducing the amount of capital committed by the OEM to the non-core segments of its business, and improving customer service and responsiveness. Digital West believes that as a specialist in managing the key business functions associated with parts distribution, which includes its expertise in two-way distribution logistics, Digital West is able to provide parts and related logistic services at lower costs and greater reliability than the manufacturers themselves can provide such services.

     Digital West believes that its repair capabilities are an important aspect of the full range of value-added services it offers to OEMs in an effort to outsource larger functions of the OEM's service and warranty logistics functions. The offerings of repair services include rapid turnaround notebook repair, subsystem repair and component refurbishment. Regarding the notebook repair operations, Digital West is capable of receiving, repairing and shipping the repaired notebook back to the customer within 24 hours of its receipt. Subsystem repair is provided at the component-level for LCD panels, computer boards and power supplies. Repair services has entered into notebook repair arrangements with Dell. These arrangements may generally be terminated by either party at any time, but Digital West enters into them with the expectation that these arrangements will lead to long-term relationships with those parties.

     Digital West also recently began to remanufacture parts that are tested and reworked by Digital West prior to sale. Many of Digital West's customers prefer a remanufactured part over a new part because the remanufactured part often has the performance specifications equivalent to a new part, but costs less. This process was developed to fill the recognized market demand for reliable, competitively priced parts.

     Management  Information  Systems

     Digital West maintains sophisticated information systems to improve efficiency, process orders, monitor operations, manage inventory risks, offer faster and higher levels of service, and provide innovative logistic services to OEMs and service providers. These on-line systems provide management with information concerning sales, inventory levels, customer payments and other operations which are essential for Digital West to operate efficiently and to enable it to offer additional services. Digital West has invested in advanced telecommunications, electronic mail and messaging, automated fax technology, bar-coding and automated inventory management.

     Digital West has also developed capabilities which allow pre-approved customers to place orders via the world-wide web, reducing the order processing costs for both Digital West and the customer. Digital West believes that this capability will increasingly become a requirement by many customers and some suppliers and, accordingly, Digital West will continue to invest in enhancing those capabilities.

     Customers  and  Suppliers

     Digital West sells parts to customers throughout the United States, Canada and Latin America, as well as in other countries.

     Digital West depends on numerous suppliers to provide Digital West with the parts it sells. There are generally no long-term supply agreements governing Digital West's relationships with its major suppliers. Digital West's primary supply arrangements are thus subject to termination or curtailment at any time, with little or no advance notice. Although management expects no such loss to occur, the refusal or inability of any major manufacturer to ship to Digital West, or an increase in prices charged to Digital West as compared to the prices charged by such manufacturers to service providers, could have a material adverse effect on Digital West.

COMPETITION

     Digital West is a provider of repair and logistic services to the PC repair and maintenance industry. These logistic services include distribution and sourcing of spare parts, inventory management, warranty claims, parts remanufacturing and related functions.

     The market for Digital West's products is large but fragmented. Competition in the industry is widespread and comes from other independent distributors that are not affiliated with an OEM, as well as from the OEMs themselves. When OEMs act as distributors, they typically distribute only their own products. Independent distributors typically distribute a variety of manufacturers' parts. Among Digital West's major independent competitors is The Cerplex Group, PC Service Source., Genicom Corp. and Service Electronics. Certain of these competitors, such as the OEMs, are large and have substantially greater financial and other resources than Digital West.

     Digital West believes that its growth is attributable to its ability to consistently process customer orders and supply needed parts on demand, with rapid delivery, and at competitive prices. Management believes that these competitive factors will continue to govern customer decisions in the foreseeable future.

SALES  AND  MARKETING

     Digital West views logistic services as a value-added service business. As such, sustaining the growth of Digital West is dependent upon building and maintaining relationships and loyalties with service providers as well as OEMs. Digital West maintains a service provider sales force. Account managers are assigned to maintain relationships with Digital West's largest national accounts and are assigned other accounts based on the customers' market segment. Digital West also has a separate sales force focusing on OEM repair and outsourcing arrangements. Digital West's sales representatives visit major OEMs and service providers and attend various trade shows. Digital West advertises its parts and services in recognized trade magazines, participates in trade shows, distributes news releases, and makes direct mailings to potential customers. Customers rely upon Digital West's advertisements, newsletters and frequent mailings as a source of product information, including pricing. In addition, Digital West maintains a presence on the world-wide web.

     Digital West provides comprehensive training to its sales and account representatives regarding technical characteristics of products and Digital West's policies and procedures.

OUR  BACKGROUND

     Go Online Networks Corporation became a publicly traded corporation on the over-the-counter bulletin board in April 1990 by the "reverse acquisition" of Valencia Capital, a Colorado corporation. From this acquisition, our shareholders became the majority shareholders and the corporation in November 1990 was renamed Jones Naughton Entertainment, Inc. A one for four reverse stock split was accomplished at the same time, resulting in nine million common shares then outstanding.

     Under our then president, Mr. Spike Jones, Jr., we initially produced infomercials but ceased infomercial production in 1993. Mr. Jones left us and in 1995, we acquired Real Estate Television Network, Inc., a satellite real estate TV network. Real Estate Television Network's target market was the independent real estate office of the large franchised office networks, e.g. Century 21. In 1996, many of the large independent real estate firms were acquired by HSF, Inc., which resulted in a consolidated industry. The consolidation led to the decision to internally produce and provide training and other services, which were originally provided by outside vendors like Real Estate Television Network. In 1996, we sold Real Estate Television Network to AmeriNet Financial Services, Inc.

     In late 1997 and 1998, we made the strategic decision to pursue opportunities involving the internet. In the first quarter of 1998, we acquired the assets of a small advertising agency, Affiliated Marketing Services, Inc which we intended to move into internet advertising. We determined that Affiliated Marketing Services, Inc.'s internet progress was insufficient, and during the fourth quarter of 1998, we sold Affiliated Marketing Services, Inc. back to its management.

     Subsequent to the sale, we made our initial investment in AMS Acquisition Corp., a previously unaffiliated corporate entity which was the developer of ShopGoOnline.com, investing $25,000 for a 75% equity interest. ShopGoOnline.com was our business-to-consumer e-commerce website which opened for operation in July 1999. ShopGoOnline sold a variety of products utilizing real-time streaming video and audio to market the products. During late 2000 Go Online determined that ShopGoOnline was not profitable and unlikely to reach profitability in a reasonable period of time and determined that the our resources would be better utilized to capitalize and finance our Digital West division.
Consequently,  Go  Online  terminated  ShopGoOnline  effective  March  20, 2001.

     AMS Acquisition Corp. was formed in Nevada on June 29, 1998. Management of that corporation received a repurchase option to acquire back 26% of the outstanding shares from us. We subsequently purchased this repurchase option. We issued to Scott Claverie 1,250,000 shares of our common stock, along with cash consideration.

     During March 1998 we entered into an agreement to acquire the assets of Sign Products of America, Inc., an unaffiliated business formed in November 1995 in California, which was engaged in the manufacturing, marketing, management and display of advertising and informational kiosks. The purchase price was $50,000 with a down payment of $25,000 plus four equal quarterly installments at the 90 day, 180 day, 270 day and 350 day anniversaries of the closing date.

     We acquired a 75% interest in Auctionomics, Inc. from Nathan A. Wolfstein IV and Harvey A. Turell, the two previously unaffiliated founders/shareholders in June 1999. Auctionomics, Inc. was formed in Nevada in June 1999. The consideration was 500,000 shares of our common stock and a two-year warrant to acquire an additional 500,000 shares of our common stock at $0.50. We provided Auctionomics, Inc. with $25,000 for working capital shortly after the acquisition in June 1999.

     On May 10, 2000, we sold our interest in Auctionomics back to its original founders. As consideration for the sale, Mr. Wolfstein and Mr. Turell returned the 500,000 shares which were to be issued to them in the acquisition of Auctionomics, and terminated the warrants. Their contractual rights to any bonuses was also terminated. Finally, Mr. Wolfstein and Mr. Turell both agreed to provide consulting services to Go Online for a period of three months to assist with the divestiture of Auctionomics.

     At a meeting of shareholders held on September 8, 1999, we reincorporated in Delaware and changed our name to Go Online Networks Corporation. This change was designed to provide us with the advantages of Delaware law for a public corporation and to change the name to reflect our new businesses.

     On January 10, 2000, we entered into an agreement with Westlake Capital Corp., pursuant to which we issued 3,000,000 of our newly-issued shares of common stock to acquire Westlake. Westlake was a reporting company with the Securities and Exchange Commission. We had determined that the acquisition of a reporting company under Rule 12g-3 would facilitate our becoming a "reporting company" as required by the rules for maintaining a quote on the over-the-counter bulletin board. We consequently acquired Westlake in an arms length transaction from its shareholders. As part of the acquisition, we elected to have successor issuer status under rule 12g-3 of the Securities Exchange Act of 1934, which makes us a reporting company. Although no assets were acquired as part of the transaction, the acquisition of Westlake was accounted for as a purchase transaction by Go Online.

     Prior to our acquisition of Westlake, Westlake's business consisted of seeking, investigating and eventually attempting to acquire an interest in business opportunities presented to it by persons or firms who or which desire to seek the perceived advantages of a "reporting company". Westlake did not restrict its search to any specific business, industry or geographical location. Westlake had no capital to undertake such operations, but operated through its officers and directors.

     Our management negotiated in arms-length discussions with the shareholders of Westlake to complete the acquisition. In evaluating Go Online as a candidate for the proposed acquisition, Westlake's shareholders used criteria such as the value of the assets of Go Online, its present stock price as set forth on the over-the-counter bulletin board, its internet e-commerce businesses and its hotel internet kiosk business and other anticipated operations, and Go Online's business name and reputation. Go Online believed the transaction was necessary given our ability timely to become otherwise through filings a reporting entity prior to the deadline for becoming reporting or be removed from trading by the over-the-counter bulletin board. Given the other options available to both Go Online and Westlake, each determined that the consideration for the acquisition was reasonable.

     Prior to the acquisition, Westlake's officers and directors consisted of Joseph J. Pierce as President and Director and Timothy J. Brasel as Secretary, Treasurer and Director. Westlake's shareholders included Mr. Brasel and related entities with 40%, Mr. Pierce with 15%, Mr. Paul H. Dragul and related entities with 20%, James R. Sjoerdsma with 10% and Nasus Lesarb, Ltd with 5%. None of such persons or entities have any other relationship or dealings with Go Online.

     On September 5, 2000, we acquired Digital West Marketing, Inc., a computer service firm based in Chatsworth, California, north of Los Angeles. We paid a total of $825,000 in cash for Digital West and issued 750,000 shares of our restricted common stock and 750,000 options to purchase shares of our common stock. We also entered into an employment agreement with Andrew Hart, President of Digital West. We were introduced to Digital West as a potential acquisition by one of our contacts, and entered into arms-length discussions with Mr. Hart to acquire Digital West. We determined that the business would be profitable for Go Online and its shareholders. Although no fairness opinion was obtained in connection with the transaction, the purchase price was determined in good faith arms-length negotiations between the companies and was based upon (1) the amount of outstanding payables for Digital West, (2) the market price of Go Online's stock issued in the transaction on a performance only basis, and (3) the perceived future potential performance for Digital West based upon a key new relationship for refurbishing. As set forth in our financial statements, Go Online acquired approximately $723,235 in assets in the acquisition and assumed liabilities approximating $800,000 (which were paid off in the transaction). Other liabilities of Digital West for related parties in excess of $2,200,000 were terminated on the date of the transaction.

RESEARCH  AND  DEVELOPMENT

     We have not spent any measurable amount of time on research and development activities.

EMPLOYEES

     As of December 31, 2000, Go Online had 9 full-time employees. Of these employees, four work in our administrative offices and five are employed by our internet kiosk division. None of our employees is covered by any collective bargaining agreement. We believe that our relations with our employees are good.

     Also as of December 31, 2000, the Digital West subsidiary of Go Online had 24 full time and 22 part time employees. Of these employees, five work in Digital West's administrative division, four in sales, two in purchasing, two in customer service, 18 in technical support, 10 in Digital West's warehouse facility, two in shipping and three in receiving.

FACILITIES

     Our principal executive offices are located at 5681 Beach Boulevard, Suite 101/100, Buena Park, California 90621. Effective July 21, 1999 we entered into a lease for this office space. The term of the lease is for 3 years with monthly base rent payments in 1999 of $1,600. The rent for the first year was prepaid. Future base rent commitments during the years ended December 31 under this lease are summarized as follows: 2000 - $8,000; 2001 - $9,200; and 2002 - $11,200.

     At the end of the lease terms for our rental space, we believe that we can lease the same or comparable offices at approximately the same monthly rate.

LEGAL  PROCEEDINGS

     On  December  3,  1998,  a  default  judgment was entered against us in the approximate amount of $55,000 for alleged amounts owed by Real Estate Television Network for which the plaintiff alleges was also owed by us. On July 14, 1999 the default judgement was set aside based on the fact that we were never properly served with a summons and complaint. We contend that we are not liable for the amounts due since Real Estate Television Network was a separate corporation and we never guaranteed this obligation. Nevertheless, in April 2000, we entered into a settlement agreement with the plaintiff and agreed to pay him the sum of $12,500 in cash and 30,000 shares of our Series A Preferred Stock.

                                  RISK FACTORS

     BEFORE BUYING ANY OF THE SHARES OF COMMON STOCK BEING OFFERED BY THIS PROSPECTUS, YOU SHOULD CAREFULLY READ AND CONSIDER EACH OF THE RISK FACTORS WE HAVE DESCRIBED IN THIS SECTION.

Risks Related to Our Business:

WE HAVE A HISTORY OF LOSSES, WHICH MAY CONTINUE, REQUIRING US TO SEEK ADDITIONAL SOURCES OF CAPITAL, WHICH MAY NOT BE AVAILABLE, REQUIRING US TO CURTAIL OR CEASE OPERATIONS.

     We incurred net losses from operations of $2,899,242 for the fiscal year ended December 31, 2000. For the nine months ended September 30, 2001, we incurred a net loss of $528,729. We cannot assure you that we can achieve or sustain profitability on a quarterly or annual basis in the future. If revenues grow more slowly than we anticipate, or if operating expenses exceed our expectations or cannot be adjusted accordingly, we will continue to incur losses. In addition, we may require additional funds to sustain and expand our sales and marketing activities, research and development, and our strategic alliances, particularly if a well-financed competitor emerges or if there is a rapid technological shift in the telecommunications industry. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. The inability to obtain sufficient funds from operations or external sources would require us to curtail or cease operations.

WE HAVE A LIMITED OPERATING HISTORY WHICH MAKES IT DIFFICULT TO EVALUATE OUR BUSINESS.

     Our current corporate entity commenced operations in 1999 and has a limited operating history. We have limited financial results on which you can assess our future success. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by growing companies in new and rapidly evolving markets.

OUR  OPERATING  RESULTS  ARE  LIKELY  TO  FLUCTUATE  SIGNIFICANTLY.

     As a result of our limited operating history and the rapidly changing nature of the markets in which we compete, our quarterly and annual revenues and operating results are likely to fluctuate from period to period. These fluctuations may be caused by a number of factors, many of which are beyond our control. Because the market for our products and services is relatively new and rapidly changing, it is difficult to predict future financial results. For these reasons, you should not rely on period-to-period comparisons of our financial results, if any, as indications of future results. Our future operating results could fall below the expectations of public market analysts or investors and significantly reduce the market price of our common stock. Fluctuations in our operating results will likely increase the volatility of our stock price.

Risks Relating to our Stock:

THE LACK OF A MATURE TRADING MARKET FOR OUR COMMON STOCK MAY CAUSE OUR STOCK PRICE TO DECLINE SIGNIFICANTLY AND LIMIT THE LIQUIDITY OF OUR COMMON STOCK.

     We do not meet the listing requirements for the listing or quotation of our common stock on any national or regional securities exchange or on Nasdaq. Currently, our common stock is traded on the Over-The-Counter Bulletin Board. As a result, accurate current quotations as to the value of our common stock are unavailable making it more difficult for investors to dispose of our common stock. The lack of current quotations and liquidity can cause our stock price to decline or to trade lower than the prices that might prevail if our securities were listed or quoted on an exchange or on Nasdaq.

OUR COMMON STOCK IS SUBJECT TO THE "PENNY STOCK" RULES OF THE SEC AND THE TRADING MARKET IN OUR SECURITIES IS LIMITED, WHICH MAKES TRANSACTIONS IN OUR STOCK CUMBERSOME AND MAY REDUCE THE VALUE OF AN INVESTMENT IN OUR STOCK.

     Since our common stock is not listed or quoted on any exchange or on Nasdaq, and no other exemptions currently apply, trading in our common stock on the Over-The-Counter Bulletin Board is subject to the "penny stock" rules of the SEC. These rules require, among other things, that any broker engaging in a transaction in our securities provide its customers with a risk disclosure document, disclosure of market quotations, if any, disclosure of the compensation of the broker and its salespersons in the transaction, and monthly account statements showing the market values of our securities held in the customer's accounts. The brokers must provide bid and offer quotations and compensation information before making any purchase or sale of a penny stock and also provide this information in the customer's confirmation. Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

                               USE  OF  PROCEEDS

Go Online will not receive any of the proceeds from the sale of shares of common stock by the Selling Shareholders.

                              SELLING SHAREHOLDERS

The Shares of the Company to which this Reoffer Prospectus relates are being registered for reoffers and resales by the Selling Shareholders, who acquired the Shares pursuant to a compensatory benefit plan with Go Online for consulting services. they provided to Go Online. The Selling Shareholders may resell all, a portion or none of such Shares from time to time.

The table below sets forth with respect to the Selling Shareholders, based upon information available to the Company as of December 31, 2001. The number of Shares owned, the number of Shares registered by this Reoffer Prospectus and the number and percent of outstanding Shares that will be owned after the sale of the registered Shares assuming the sale of all of the registered Shares.



                                                                                      % of Shares
                        Number of       Number of Shares                                Owned by
Selling                Shares Owned      Registered by           Number of Shares      Shareholder
Shareholders            Before Sale       Prospectus            Owned After Sale       After Sale
------------          -------------     ----------------        -----------------   -------------
Mick Schumacher        3,200,000         1,510,476 (1)          3,200,000                   3.2%
Vic Covarrubias                0           160,000 (2)                  0                   0.0%
M. Richard Cutler      2,410,000           750,000 (3)          2,410,000                   2.4%
Gary Stines              392,000         1,000,000 (4)            392,000                   0.4%

(1) Mr. Schumacher received these shares in connection with financial consulting and advisory and accounting services provided to Go Online. The shares held by Mr. Schumacher reflects 1,250,000 shares held directly by Mr. Schumacher and 1,950,000 shares held by Prime Rate Income & Dividend Enterprises, Inc., of which Mr. Schumacher is a controlling shareholder.
(2) Mr. Covarrubias received these shares for deferred salary valued at $.05 per share
(3) Mr. Cutler received these shares in connection with a legal services provided to Go Online.
(4)   Mr. Stines received these shares for services valued at $30,000.

                              PLAN OF DISTRIBUTION

The Selling Shareholders may sell the Shares for value from time to time under this Reoffer Prospectus in one or more transactions on the Over-the-Counter Bulletin Board maintained by Nasdaq, or other exchange, in a negotiated transaction or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The Selling Shareholders may effect such transactions by selling the Shares to or through brokers-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent (which compensation may be less than or in excess of customary commissions).

The Selling Shareholders and any broker-dealers that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the 1933 Act, and any commissions received by them and any profit on the resale of the Shares sold by them may be deemed be underwriting discounts and commissions under the 1933 Act. All selling and other expenses incurred by the Selling Shareholders will be borne by the Selling Shareholders.

In addition to any Shares sold hereunder, the Selling Shareholders may, at the same time, sell any shares of common stock, including the Shares, owned by him or her in compliance with all of the requirements of Rule 144, regardless of whether such shares are covered by this Reoffer Prospectus.

There is no assurance that the Selling Shareholders will sell all or any portion of the Shares offered.

The Company will pay all expenses in connection with this offering other than the legal fees incurred in connection with the preparation of this registration statement and will not receive any proceeds from sales of any Shares by the Selling Shareholders.

                                  LEGAL MATTERS

The validity of the Common Stock offered hereby will be passed upon for the Company by the Cutler Law Group, Newport Beach, California. M. Richard Cutler, the President and sole shareholder of Cutler Law Group, PC, is the beneficial owner of 3,160,000 shares of the Company's common stock, of which 750,000 shares are registered in this Prospectus.

                                     EXPERTS

The balance sheets as of December 31, 1999 and 2000 and the statements of operations, shareholders' equity and cash flows for the period then ended of Go Online Networks Corporation, have been incorporated by reference in this Registration Statement in reliance on the report of Miller & McCollom, certified Public accountants, given on the authority of that firm as experts in accounting and auditing.

                                    PART  II

             INFORMATION  REQUIRED  IN  THE  REGISTRATION  STATEMENT

ITEM  3.     INCORPORATION  OF  DOCUMENTS  BY  REFERENCE.

     The following documents are hereby incorporated by reference in this Registration Statement:

(i)     Registrant's  Form  10-KSB for the fiscal year ended December 31, 2000.

(ii)    Registrant's Form 10-QSB for the quarter ended September 30, 2001.

(iii) All other reports and documents subsequently filed by the Registrant pursuant after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part hereof from the date of the filing of such documents.

ITEM  4.     DESCRIPTION  OF  SECURITIES.

     Not  applicable.

ITEM  5.     INTERESTS  OF  NAMED  EXPERTS  AND  COUNSEL.

Certain legal matters with respect to the Common Stock offered hereby will be passed upon for the Company by Cutler Law Group, counsel to the Company.
M. Richard Cutler, the President and sole shareholder of Cutler Law Group, PC, is the beneficial owner of 3,160,000 shares of the Company's common stock, of which 750,000 shares are registered in this Prospectus.


ITEM  6.     INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS.

     The Corporation Laws of the State of Delaware and the Company's Bylaws provide for indemnification of the Company's Directors for liabilities and expenses that they may incur in such capacities. In general, Directors and Officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Furthermore, the personal liability of the Directors is limited as provided in the Company's Articles of Incorporation.

ITEM  7.     EXEMPTION  FROM  REGISTRATION  CLAIMED.

    The Shares were issued for consulting rendered and to be rendered. These sales were made in reliance of the exemption from the registration requirements of the Securities Act of 1933, as amended, contained in Section 4(2) thereof covering transactions not involving any public offering or not involving any "offer" or "sale".

ITEM  8.     EXHIBITS

*2.1     Agreement  and  Plan  of  Merger  of  Go Online Networks Corporation, a
Delaware corporation, and Jones Naughton Entertainment, Inc. a Colorado corporation, dated September 8, 1999.

*2.2     Certificate  of  Merger  of  Jones Naughton Entertainment, Inc. into Go
Online  Networks  Corporation,  dated  August  12,  1999.

*2.3     Articles of Merger of Jones Naughton Entertainment, Inc. with Go Online
Networks  Corporation,  dated  September  8,  1999.

*3.1     Articles  of Incorporation of Valencia Capital, Inc., filed October 20,
1987.

*3.2     Articles  of  Amendment  to  the  Articles of Incorporation of Valencia
Capital,  Inc.,  filed  February  7,  1991.

*3.3     Articles  of  Amendment  to  the  Articles  of  Incorporation  of Jones
Naughton  Entertainment,  Inc.,  filed  July  27,  1994.

*3.4     Articles  of  Amendment  to  the  Articles  of  Incorporation  of Jones
Naughton  Entertainment,  Inc.,  filed  July  28,  1994.

*3.5     Certificate  of  Designation  for  Jones  Naughton Entertainment, Inc.,
dated  June  8,  1994.

*3.6     Bylaws  of  Jones  Naughton  Entertainment,  Inc.,  as  amended.

*3.7     Certificate  of  Incorporation of Go Online Networks Corporation, dated
August  11,  1999.

*3.8     Certificate  of  Designation  for Go Online Networks Corporation, dated
August  13,  1999.

*3.9     Bylaws  of  Go  Online  Networks  Corporation.

*3.10    Articles  of  Incorporation  of  AMS Acquisition Corp., filed June 29,
1998.

*3.11    Bylaws  of  AMS  Acquisition  Corp.

*3.12     Articles  of  Amendment  to  the  Articles  of  Incorporation  of Go
Online Networks Corporation, filed  December 11, 2000.

*5       Opinion of Cutler Law Group

*23.1    Consent of Miller & McCollom

*23.2    Consent of Cutler Law Group (included in Exhibit 5).

________________________
*  Previously filed.

ITEM  9.     UNDERTAKINGS.

     (a)     The  undersigned  Registrant  hereby  undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that is meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buena Park, State of California, on January 21, 2002.


                                          GO  ONLINE  NETWORKS  CORPORATION

                                                  /s/  Joseph  M.  Naughton
                                              -----------------------------
                                              By:     Joseph  M.  Naughton
                                              Its:     Chief  Executive  Officer



     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

   /s/   Joseph  M.  Naughton      Chief  Executive  Officer  and Director
-----------------------------
Joseph  M.  Naughton
January 21, 2002


   /s/   Scott  Claverie           Director; President of AMS Acquisition Corp.
------------------------
Scott  Claverie
January 21, 2002


   /s/   James  Cannon             Director;  Secretary
--------------------
James  Cannon
January 21, 2002